Exhibit (e)(16)

FORM OF NON-COMPETITION AGREEMENT

          AGREEMENT dated [            ], 2001 among E*TRADE Group, Inc., a Delaware corporation (“Parent”), and Joseph J. Fox and Avi Fox, holders of shares of common stock (each a “Stockholder”), par value $.01 per share, of Web Street, Inc., a Delaware corporation (“Company”).

          WHEREAS, in order to induce Parent and Opus Acquisition Corp., a Delaware corporation, to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Company, Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement to limit the Stockholders from competing against Parent following the Merger.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

          Section 1.    Capitalized Terms.    Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

          Section 2.    Non-competition.    Each Stockholder (a) acknowledges that he is entering into this Agreement in consideration of the good and valuable consideration to be received by the Stockholder in connection with the exchange of his shares of Company Common Stock for Parent Common Stock pursuant to the Offer and the Merger, (b) acknowledges that he has entered into this Agreement to induce the Parent to enter into the Merger Agreement, (c) acknowledges that Parent would not enter into the Merger Agreement but for each Stockholder’s agreements, undertakings and covenants to Parent as hereinafter set forth and (d) agrees that he shall not from the Appointment Time, if the Merger Agreement has not terminated at such time, until the third anniversary of the Appointment Time:

          a)  engage, either directly or indirectly, as a principal or for his own account, or solely or jointly with others, as owner, agent, investor, partner, member, stockholder, employer, employee, consultant, advisor, manager, or director, in any business that is engaged, directly or indirectly, in online securities brokerage in the United States or Germany; provided, that nothing herein shall prohibit Stockholder from holding a passive equity interest of less than 1.0% of the outstanding capital stock or equity interest of any corporation, or other entity; or (B) holding any equity interest of any kind in, or engage in any activities for or on behalf of, Parent;

          b)  employ, recruit or solicit, or receive or accept the performance of services by any employee of Parent, Company or any of their subsidiaries at such time or any person who was an employee of Parent, Company or any of their subsidiaries during the six months prior to the date of determination and who voluntarily terminated his or her employment (other than for “Good Reason” pursuant to an employment agreement); provided that under no circumstances shall this clause (ii) limit any transactions or relationships between the stockholders; or

          c)  interfere with, disrupt or attempt to disrupt, any relationship between the Parent, Company or its affiliates with any account holder, individual, trade or business that is or was a customer of Company, or Company’s affiliates.

          Section 3.    Invalidity.    (a)  If any provision contained in Sections 2, 3 or 4 shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such Sections shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid and enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform Sections 2, 3 or 4 to provide for a covenant having the maximum enforceable geographic area, time period, and other provisions as shall be valid and enforceable under such applicable law.

          (b)  Each Stockholder further covenants and agrees that if any provision of Sections 2, 3 or 4 is held by a court of competent jurisdiction to be unreasonable or unenforceable in accordance with its terms due to the lack of a limitation on the temporal, geographic or other scope of an activity by Stockholder prohibited by such provision (or due to the unreasonableness of any such limitation), each Stockholder will execute an instrument amending this Agreement retroactively to its first date establishing the most restrictive such limitation that is enforceable.

          Section 4.    Injunctions.    Each Stockholder acknowledges that Parent and Company would be irreparably harmed by any breach of Sections 2, 3 or 4 and that there would be no adequate remedy at law or in damages to compensate Parent and Company for any such breach. Each Stockholder agrees that Parent and Company shall be entitled to injunctive relief requiring specific performance by Stockholder of this Agreement and Stockholder consents to the entry thereof.

          Section 5.    Further Assurances.    Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

          Section 6.    Amendments.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

          Section 7.    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          Section 8.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

          Section 9.    Governing Law.    This Agreement shall construed in accordance with and governed by the laws of the State of Illinois.

          Section 10.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          Section 11.    Severability.    If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 12.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

          Section 13.    No Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion should not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

E*TRADE GROUP , INC .

By:
Name:
Title:

STOCKHOLDERS

JOSEPH J. FOX

AVI FOX